                             TABLE OF CONTENTS


                                                      Page
               Summary                                  5
               Definitions                            6-7
               Premiums                                 8
               The Variable Annuity Account          9-10
               The General Account                     10
               Cash Value                           11-12
               Annuity Benefit                         13
               Charges                                 14
               General Provisions                   15-16
               Ownership                               17
               Beneficiary Provisions                  17
               Payments on Death                       18
               Annuity Income Option Conditions        19
               Annuity Income Options Available     19-21
               Basis of Calculations                   22
               Calculation of Accumulated Value     23-24
               Individual Retirement Provision         25

                                   INDEX


                                                      Page
               Accounting Procedures                   24
               Accumulated Value                       11
               Additional Premium Limitations           8
               Allocation of Net Premium(s)             8
               Annuitant                               13
               Annuity Change Option                   13
               Annuity Payments                        13
               Assignment                              16
               Beneficiary Designation                 17
               Cash Surrender                          11
               Change in Subaccounts                    9
               Change of Beneficiary                   17
               Change of Investment Policy              9
               Change of Owner and Contingent Owner    17
               Changes to the Contract                 15
               Contract Administration Charge          14
               Contract Date                           15
               Contract Expiration                     15
               Contract, The                           15
               Death of Annuitant                      18

               Death of Owner                          18
               Declaration of Rates and Periods        10
               Effective Date                          15
               General Account Calculations            22
               How Accumulated Value is Calculated     23
               Interest                                10
               Maturity Date                           13
               Misstatements                           15
               Mortality and Expense Risk Charge       14
               Partial Surrender                       12
               Premium Tax                             14
               Proof of Death                          18
               Protection of Death Benefit             18
               Records Maintenance Charge              14
               Reports to Owner                        16
               Right to Defer Payment                  16
               Rights Reserved by the Company          10
               Subaccounts                              9
               Surrender Charge                        11
               Taxes                                   14
               Transfers                               12
               Variable Annuity Account                 9
               Variable Annuity Account Calculations   22

                                 SUMMARY


This is a single premium variable deferred annuity. It provides a Death Benefit to the Beneficiary if the Annuitant dies before the Maturity Date. It also provides an Annuity Benefit to You if the Annuitant is living on the Maturity Date. The initial premium for this Contract is shown on Page 2. You may make additional premium payments subject to the limitations described on Page 8 of this Contract.

The Accumulated Value of this Contract will vary according to how You, as the Owner, allocate the net premium(s). Allocations may be made to either the General Account or one or more of the subaccount(s) of the Variable Annuity Account. Each subaccount invests its assets in one of a series of registered investment company funds. If You allocate premiums to the General Account, the minimum rate of accumulation will be fixed and guaranteed. If You allocate premiums to one or more of the subaccounts, the amount of the Accumulated Value will not be guaranteed and will vary with the investment performance of the subaccount(s) selected.

You may make a partial surrender of this Contract at any time from the first Contract Anniversary until the Maturity Date while the Annuitant is living. Any such surrender will cause the Annuity Benefit to be reduced.

This is a brief description of the provisions of this Contract. They are fully described on the remaining pages of the Contract.

                                DEFINITIONS


ACCUMULATED VALUE        is the total of the value of the amounts in any
                         subaccount(s) and/or the General Account for this Contract as of any Valuation Date, prior to the Maturity Date.

AGE means the age of the Annuitant on the birthday nearest to the Contract Anniversary.

ANNUITANT                is the person whose life is used to determine
                         the duration and amount of any annuity payments and is shown on Page 2.

ANNUITY BENEFIT          is a series of payments to be made under any
                         Annuity Income Option scheduled to begin on the Maturity Date.

BENEFICIARY              is the person named in the Application or by later
                         designation to receive any Death Benefit.

CASH VALUE               means the Accumulated Value less any applicable
                         surrender charges(s).

COMPANY, WE, US, OUR     is Charter National Life Insurance Company.

CONTRACT YEAR, MONTH,    shall be measured from the Contract Date shown on
AND ANNIVERSARY          Page 2.

DEATH BENEFIT            is the amount We will pay to the Beneficiary if
                         the Annuitant dies before the Maturity Date.

DECLARATION PERIOD       is a stated period of time, not less than one
                         year or more than ten, during which a declared interest rate in excess of 3.5% may be in effect on amounts in the General Account.

GENERAL ACCOUNT          is the general account of Charter National Life
                         Insurance Company, which provides a guaranteed accumulation rate.

MATURITY DATE            is shown on Page 2 or by later designation. It is
                         the date the Annuity Benefit is scheduled to begin if the Annuitant is living.

NET PREMIUM              is equal to the premium less premium taxes.

NONPARTICIPATING         means this Contract does not share in the profits
                         or surplus of the Company, and no dividends are payable.

OWNER(S), YOU, YOUR      is the person who owns and has all rights under
                         this Contract and is the person scheduled to receive the Annuity Benefit.

PERIOD CERTAIN           means a length of time during which annuity
                         payments are guaranteed to be made.

VALUATION DATE           is each day on which valuation of the
                         subaccount(s) is required by applicable law and currently includes each day the New York Stock
                         Exchange is open for trading.

VALUATION PERIOD         is the period that starts at the close of a
                         Valuation Date and ends at the close of the next succeeding Valuation Date.

VARIABLE ANNUITY         is a separate account of Charter National Life
ACCOUNT                  Insurance Company as shown on Page 2.

                                PREMIUMS


ALLOCATION OF NET PREMIUM(S)

You determine the allocation of your Net Premium(s) to the General Account and/or one or more of the subaccounts of the Variable Annuity Account. All allocations must be in whole percentages which add up to 100%.

To the extent You allocate the Net Premium(s) to a subaccount, your Accumulated Value will vary with the investment performance of the subaccount. To the extent You allocate Net Premium(s) to the General Account, the minimum rate of accumulation will be fixed and guaranteed. We may, at our sole discretion, credit a higher rate to such amounts.

ADDITIONAL PREMIUM LIMITATIONS

Prior to the Maturity Date and while the Annuitant is living, You may make an additional premium payment of $1,000 or more up to four times per Contract Year. Additional premiums will be allocated in the same manner as your most recent allocation unless We receive other instructions from You.

We reserve the right to reject any premium payment which would cause the total premiums paid to exceed $1,000,000. We also reserve the right to decline any premium allocation to the General Account which would cause your value in the General Account to exceed $250,000.

Annuity accumulations and distributions are taxed differently under federal tax law based upon whether the funds are qualified or nonqualified and, in some cases, when funds were first contributed to an annuity contract and by whom they were contributed. These various tax types impose significantly different tax-reporting responsibilities on Us. We reserve the right to and will reject any additional premiums that are not of the same tax type as the initial premium.

                       THE VARIABLE ANNUITY ACCOUNT


VARIABLE ANNUITY ACCOUNT

The Variable Annuity Account is a separate investment account established by Us in accordance with Missouri law. The assets of this account are owned by Us and will be used to provide values and benefits under this and similar annuities. The Variable Annuity Account is not charged with liabilities arising out of any other business that We may conduct.

SUBACCOUNTS

The Variable Annuity Account consists of subaccounts, each of which invests in shares of a designated registered investment company fund. Shares are purchased at their net asset value.

Each distribution of income, dividends, and capital gains from a fund will be reinvested at net asset value in shares of the fund.

The values and benefits of your Contract depend on the investment performance of any subaccount(s) You select. You bear the investment risk for amounts allocated to the subaccount(s). We do not guarantee the investment performance.

CHANGE IN SUBACCOUNTS

We can add, remove, or combine subaccounts as permitted by law. When a subaccount is removed, We have the right to substitute a different subaccount.

We can also add, remove, or substitute subaccount investments as permitted by law.

We will notify You in advance of liquidation of a subaccount in which any of your Contract values are invested. We will ask You to tell Us how these funds should be reallocated. In the absence of instructions from You, We will transfer the amount in the liquidated subaccount to the Money Market subaccount.

CHANGE OF INVESTMENT POLICY

The investment policy of the Variable Annuity Account will not be changed unless:

     a) the change has been approved by the Director of Insurance of the State of Missouri, and

     b) a statement of the approval process has been filed with the Insurance Department of the state in which this Contract is delivered.

RIGHTS RESERVED BY THE COMPANY

We reserve the right to take certain actions in compliance with applicable laws, and, if required, with approval of the Owner. These actions are:

     a)   to  create  new  separate  investment  accounts;

     b)   to  combine  or  substitute  separate  investment  accounts;

     c) to transfer all or part of the assets of the Variable Annuity Account to another separate investment account;

     d) to operate the Variable Annuity Account as a management investment company and to charge investment advisory fees under the Investment
          Company  Act  of  1940  or  in  any  other  form permitted by law; and

     e) to deregister the Variable Annuity Account under the Investment Company Act of 1940 if registration is no longer required.

                           THE GENERAL ACCOUNT


INTEREST

Any funds allocated to the General Account will earn interest at the rate of ..28709% per month, which equates to the guaranteed rate of 3.5% per year.


DECLARATION OF RATES AND PERIODS

We may declare interest rates greater than 3.5%. Any such declarations of interest will be for periods of from one to ten years. We may maintain up to ten Declaration Periods for new issues and transfers from the subaccounts. If You allocate Net Premium(s) or make transfers to the General Account, You must specify a Declaration Period. The declared interest rate in effect on the day You allocate funds to the General Account will be guaranteed for the Declaration Period selected. This rate will apply to both the amount allocated and the interest credited on such amount. Each allocation to the General Account will have a specified interest rate and Declaration Period associated with it.

Prior to the expiration of any Declaration Period to which You allocated funds, You must tell Us how the funds are to be reallocated. If We do not receive instructions from You by the end of the Declaration Period, We will transfer such funds to the Money Market subaccount.

                                 CASH VALUE


ACCUMULATED VALUE

Your Accumulated Value is the total of the value of the amounts in the selected subaccount(s) for the General Account for this Contract as of any Valuation Date, prior to the Maturity Date. The amount of the Accumulated Value depends on the amount of premium(s) paid, your allocation selection, any charges, and any deductions. Premium(s) allocated to any subaccount(s) will cause your Accumulated Value to increase or decrease on a daily basis, according to the investment performance of such subaccount(s).

SURRENDER CHARGE

We will determine the Cash Value by deducting any applicable surrender charge(s) from the Accumulated Value. The amount of any such charge will be a percentage of the initial premium and each additional premium, calculated as follows:

     a) From the date of each premium payment to the next Contract Anniversary, the charge is 6%.

     b) On each of the next six (6) Contract Anniversaries, the charge decreases by 1%.

     c)   Thereafter,  there  is  no  surrender  charge.

     d) On a partial surrender, any charge will be applied to the premium(s) on a first-in, first-out basis.

Any such charge shall not exceed the maximum amount allowable in the state in which the Contract is delivered.

CASH SURRENDER

You may, by written request, surrender this Contract at any time prior to the Maturity Date, while the Annuitant is alive. Upon surrender, We will pay You the Cash Value of this Contract in a lump sum.

PARTIAL SURRENDER

At any time from the first Contract Anniversary to the Maturity Date, while the Annuitant is living, You may request in writing a partial surrender of this Contract. The following conditions will apply:

     a)   The  amount  surrendered  must  be  at  least  $500.

     b)   The  remaining  Accumulated  Value  must  be  at  least  $5,000.

     c) A surrender charge, if applicable, will be applied to any surrendered amount that would reduce the Accumulated Value below the total premiums paid.

     d) If You have funds invested in more than one subaccount, You must instruct Us as to what amounts should be withdrawn from which subaccount.

     e) If You have funds invested in more than one Declaration Period of the General Account, You must instruct Us as to what amounts should be withdrawn from which Declaration Period terms. Within a Declaration Period, surrenders will be on a first-in, first-out basis.

TRANSFERS

You may transfer all or a portion of the Contract's value among the subaccounts and the General Account. Transfers may be made:

     a)   among  subaccounts  at  any  time.

     b) from one or more of the subaccounts to the General Account at any time, provided that your value in the General Account after the transfer will not exceed $250,000.

     c) from the General Account to the subaccounts at the end of the Declaration Period associated with the funds being transferred.

All transfers made at the same time will be treated as one request. We may deduct a charge for the third and subsequent transfer requests in any Contract Year. The charge will be a $10.00 deduction from each subaccount from which amounts are transferred.

Allocations of Net Premiums are not considered transfers, nor are reallocations of funds from or within the General Account at the end of a Declaration Period.

                              ANNUITY BENEFIT


ANNUITANT

The Annuitant will be named in the Application and cannot be changed during the life of the Contract. The Annuitant is the person whose life will be used to determine the duration and amount of the Annuity Benefit.

MATURITY DATE

The Maturity Date will generally be stated on the Application. If it is not indicated on the Application, We will use the later of the Contract Anniversary nearest the Annuitant's age 80 or ten (10) years from the Contract Date.

ANNUITY CHANGE OPTION

You may elect to change either the Maturity Date or the Annuity Income Option. Any such request must be made prior to the Maturity Date and in writing to Us at our Home Office.

The changed Maturity Date may be any future Contract Anniversary not later than the later of:

     a)   the Contract Anniversary nearest the Annuitant's 80th birthday; or

     b)   ten (10) years from the next Contract Anniversary.

ANNUITY PAYMENTS

On the Maturity Date, We will calculate the Accumulated Value of this Contract. The Annuity Benefit will then be determined based on the Annuity Income Options elected, the age and sex of the Annuitant, and the amount of Accumulated Value. If no Annuity Income Option has been elected, We will pay benefits under Option
1. The first annuity payment will be made to the Owner within seven (7) days after the Maturity Date. All payments by Us are payable at our Home Office or by mail from our Home Office.

If payment of the Annuity Benefit is contingent upon the Annuitant's living, We may require due proof that the Annuitant is alive prior to any scheduled payment date.

                                  CHARGES


CONTRACT ADMINISTRATION CHARGE

There will be a Contract Administration Charge deducted from the values in the subaccount(s) on a daily basis. The charge is .0011030% of the Contract's value in each such account per day.

MORTALITY AND EXPENSE RISK CHARGE

There will be a Mortality and Expense Risk Charge deducted from the values in the subaccount(s) on a daily basis. The charge is .0024819% of the Contract's value in each such account per day.

RECORDS MAINTENANCE CHARGE

If the Accumulated Value is less than $50,000 on a Contract Anniversary, We will deduct $30.00 proportionally from the values in each subaccount and the General Account on such date.

PREMIUM TAX

If any premium tax is payable by Us on this Contract, the tax will be deducted from each premium.

TAXES

If at any time We incur any tax liability resulting from the assets held by the Variable Annuity Account, We may charge the Variable Annuity Account for the tax.

                            GENERAL PROVISIONS


THE CONTRACT

We have issued this Contract in consideration of the Application and payment of the initial premium. The Contract with the Application attached make the entire contract. No statement made by You or on your behalf shall be used in defense of a claim under the Contract unless it is made with the intent to commit fraud and it is contained in the written Application.

CHANGES TO THE CONTRACT

This Contract may be changed in writing by mutual agreement between You and the Company. Only the President, a Vice President, the Secretary, or an Assistant Secretary of our Company is authorized to change or waive the terms of the Contract.

EFFECTIVE DATE

The Effective Date will be within two (2) business days after the full initial premium and completed Application have been received at our Home Office. You may request a premium receipt signed by the President, a Vice President, the Secretary, or an Assistant Secretary of our Company. No coverage will take effect until the check or draft for the premium is honored.

CONTRACT DATE

The Contract Date will be used to determine Contract Months, Contract Anniversaries, Contract Years, and age of the Annuitant. The Contract Date will be the same as the Effective Date unless the Effective Date is the 29th, 30th, or 31st of the month, in which case the Contract Date will be the 28th of the month.

MISSTATEMENTS

If the Annuitant's age or sex has been misstated on the Application, We will recalculate the Annuity Benefit to that which the premium(s) paid would have established had the Annuitant's age or sex been correctly stated.

CONTRACT EXPIRATION

This Contract may expire without value prior to the Maturity Date depending upon the amount You allocate to the General Account and the investment performance of the subaccount(s).

ASSIGNMENT

You may assign this Contract. We are not responsible for the adequacy of any assignment. When an assignment is filed with and recorded by Us at our Home
Office,  your  rights  and  those  of  the  Beneficiary  will  be subject to it.


RIGHT TO DEFER PAYMENT

We will ordinarily pay any amount payable as a result of surrender or death within seven (7) days after We receive a written request in a form satisfactory to Us.

Payment of any Cash Value or Death Benefit may be deferred:

     a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or

     b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical;

     c) for up to six (6) months from receipt of request for surrender or proof of death, if based on Contract values not dependent on the investment performance of a separate account.

Transfers may also be deferred for the same reasons as given above.

If a recent check or draft has been submitted to Us on this Contract, We have a right to defer any payment of Cash Value or Death Benefit until such check or draft has been honored.

REPORTS TO OWNER

ANNUAL REPORT OF CONTRACT VALUES - You will receive an Annual Report at the end of each Contract Year. This Report will show your Accumulated Value, Cash Value and Death Benefit as of your current Contract Anniversary. It will also reflect any additional premium payment(s), any partial surrender(s), and any charges made during the year.

ANNUAL REPORT OF THE SEPARATE ACCOUNT - You will also receive annually a report on the Variable Annuity Account. This report will include the investment record of the subaccounts, any charges made, and any changes to the subaccounts.

                                 OWNERSHIP


CHANGE OF OWNER AND CONTINGENT OWNER

You may name a new Owner or choose or change a Contingent Owner at any time while the Annuitant is alive by filing a written notice with our Home Office. A Contingent Owner is the one who will become the Owner of the Contract if You do not survive the Annuitant. The change will take effect on the date the notice was signed. The naming of a new Owner will automatically void any prior designations. We will not be liable for any payment which may have been made or action taken before the notice is recorded at our Home Office. If all Owners and Contingent Owners die before the Annuitant, the rights of the Owner belong to the estate of the last known living Owner/Contingent Owner.

CHANGE OF BENEFICIARY

You may change the Beneficiary by filing a written notice with Us while the Annuitant is living. A Beneficiary named irrevocably may not be changed without the written consent of that Beneficiary. When recorded by Us at our Home Office, the change will take effect on the date the notice was signed. Any Death Benefit paid before We record a change of Beneficiary will not be subject to that change.


                          BENEFICIARY PROVISIONS


BENEFICIARY DESIGNATION

The Beneficiary will be as shown in the Application unless changed as provided in this Contract. If the Beneficiary is a partnership and the Annuitant dies before the Maturity Date, the Death Benefit will be paid to the partnership as it existed when the Annuitant died. If no Beneficiary has been named, You shall be the Beneficiary.

If the Beneficiary dies within thirty (30) days after the Annuitant, and We have not yet paid the Death Benefit, it will be paid as if the Beneficiary had died first.

                             PAYMENTS ON DEATH


DEATH OF ANNUITANT

If the Annuitant dies before to the Maturity Date and this Contract has not expired or been surrendered, We will pay to the Beneficiary the greater of the premium(s) paid less any partial surrenders, or the Accumulated Value calculated on the date We receive proof of death. This amount will be paid in a lump sum.

If the Annuitant dies on or after the Maturity Date and payments are contingent upon the Annuitant's living, all payments will cease as of the date of death. If the Annuitant dies during a Period Certain, We will continue to make the same payments until the end of that period.

DEATH OF OWNER

On a nonqualified Contract, if the Owner is not the Annuitant and dies prior to both the Maturity Date and the Annuitant's death, We will surrender this Contract to the new Owner. The amount will be the Cash Value of this Contract on the date We receive proof of death. The new Owner will be as described in the Ownership provision. If the new Owner is not the surviving spouse, We will pay the Cash Value in a lump sum. If the new Owner is the Owner's surviving spouse, then no payment is required until the death of the surviving spouse.

PROOF OF DEATH

The amount payable on death will be paid when We receive due proof of such death. Such proof must be submitted to Us at our Home Office. Claim forms will be made available upon request. All payments by Us are payable at our Home Office or by mail from our Home Office.

Any assignment made on this Contract prior to the Maturity Date will be paid to the assignee first in a lump sum. Any balance payable by Us will then be paid as indicated.

PROTECTION OF DEATH BENEFIT

Except as permitted by law, no payment of the Death Benefit or interest thereon will be subject to the claim of creditors of the Beneficiary or to legal process against the Beneficiary.

                       ANNUITY INCOME OPTION CONDITIONS


The Annuity Benefit payable on the Maturity Date may be applied under one of the Annuity Income Options shown below.

If this Contract is assigned prior to the Maturity Date, We will pay to the assignee in one sum the amount to which he is entitled. We will then apply any balance payable to the chosen Annuity Income Option.

Any amount payable under an Annuity Income Option will be subject to the following conditions:

     a)   The  effective  date  of an Annuity Income Option will be the Maturity
          Date.

     b) Annuity Income Options will not be available if the amount to be applied is less than $5,000 or is insufficient to produce monthly payments of at least $100.

     c) The amount of installment payments will be determined by the age and sex of the Annuitant on the Maturity Date.

     d) We may require evidence the Annuitant is alive on any scheduled payment date before the payment is made.


                        ANNUITY INCOME OPTIONS AVAILABLE


The Accumulated Value of this Contract may be applied under one of the following
Options:

Option 1.  INSTALLMENTS FOR LIFE WITH A 10-YEAR PERIOD CERTAIN

The amount will be paid in equal installments to the Owner, as long as the Annuitant is living. If the Annuitant dies before the end of the Period Certain, We will continue to pay the remaining installments to the Owner in the same manner until the end of that period.

Option 2.  INSTALLMENTS FOR LIFE

The amount will be paid in equal installments to the Owner only as long as the Annuitant is living.

Option 3.  OTHER ANNUITY INCOME OPTIONS

Other Annuity Income Options may be available at the time a form of payment is elected.

  OPTION 1.  MONTHLY INSTALLMENTS FOR LIFE WITH A 10-YEAR PERIOD CERTAIN
                      Per $1,000 of Accumulated Value


Age  Male  Female      Age   Male  Female      Age   Male  Female

0    3.10   3.05        34   3.71   3.54        68   6.54   5.91
1    3.11   3.06        35   3.74   3.56        69   6.71   6.07
2    3.12   3.07        36   3.78   3.59        70   6.87   6.23
3    3.13   3.08        37   3.82   3.62        71   7.05   6.40
4    3.14   3.08        38   3.86   3.65        72   7.22   6.58
5    3.15   3.09        39   3.90   3.69        73   7.40   6.76
6    3.16   3.10        40   3.94   3.72        74   7.57   6.95
7    3.17   3.11        41   3.99   3.76        75   7.75   7.14
8    3.18   3.12        42   4.04   3.80        76   7.92   7.34

9    3.19   3.13        43   4.09   3.84        77   8.09   7.54
10   3.21   3.14        44   4.14   3.88        78   8.26   7.74
11   3.22   3.15        45   4.20   3.92        79   8.42   7.94
12   3.23   3.16        46   4.25   3.97        80   8.57   8.13
13   3.24   3.17        47   4.31   4.02        81   8.71   8.32
14   3.26   3.18        48   4.38   4.07        82   8.85   8.50
15   3.27   3.19        49   4.44   4.12        83   8.97   8.67
16   3.29   3.20        50   4.51   4.18        84   9.09   8.83

17   3.30   3.22        51   4.58   4.24        85   9.20   8.97
18   3.32   3.23        52   4.66   4.30        86   9.29   9.10
19   3.34   3.24        53   4.74   4.36        87   9.38   9.22
20   3.35   3.26        54   4.82   4.43        88   9.46   9.32
21   3.37   3.27        55   4.91   4.51        89   9.53   9.41
22   3.39   3.29        56   5.00   4.58        90   9.59   9.48
23   3.41   3.30        57   5.10   4.66        91   9.64   9.55
24   3.43   3.32        58   5.20   4.75        92   9.68   9.61

25   3.46   3.34        59   5.31   4.84        93   9.72   9.66
26   3.48   3.36        60   5.42   4.93        94   9.75   9.70
27   3.50   3.38        61   5.54   5.03        95   9.78   9.73
28   3.53   3.40        62   5.67   5.14        96   9.80   9.76
29   3.56   3.42        63   5.80   5.25        97   9.81   9.79
30   3.58   3.44        64   5.94   5.37        98   9.82   9.80
31   3.61   3.46        65   6.08   5.50        99   9.83   9.82
32   3.64   3.48        66   6.23   5.63       l00   9.83   9.82
33   3.67   3.51        67   6.38   5.77

            OPTION 2.  MONTHLY INSTALLMENTS FOR LIFE
                      Per $1,000 of Accumulated Value


Age   Male  Female      Age   Male  Female      Age   Male   Female

0    3.10   3.05        34   3.71   3.54        68    7.02    6.13
1    3.11   3.06        35   3.75   3.57        69    7.26    6.32
2    3.12   3.07        36   3.79   3.60        70    7.52    6.53
3    3.13   3.08        37   3.83   3.63        71    7.80    6.75
4    3.14   3.08        38   3.87   3.66        72    8.09    6.99
5    3.15   3.09        39   3.91   3.69        73    8.41    7.26
6    3.16   3.10        40   3.96   3.73        74    8.75    7.54
7    3.17   3.11        41   4.01   3.76        75    9.12    7.85
8    3.18   3.12        42   4.06   3.80        76    9.51    8.18

9    3.20   3.13        43   4.11   3.84        77    9.92    8.54
10   3.21   3.14        44   4.17   3.89        78   10.37    8.94
11   3.22   3.15        45   4.22   3.93        79   10.85    9.36
12   3.23   3.16        46   4.29   3.98        80   11.37    9.82
13   3.25   3.17        47   4.35   4.03        81   11.92   10.32
14   3.26   3.18        48   4.42   4.08        82   12.50   10.87
15   3.28   3.19        49   4.49   4.14        83   13.12   11.46
16   3.29   3.20        50   4.56   4.20        84   13.78   12.09

17   3.31   3.22        51   4.64   4.26        85   14.47   12.78
18   3.32   3.23        52   4.72   4.32        86   15.20   13.52
19   3.34   3.24        53   4.80   4.39        87   15.98   14.31
20   3.36   3.26        54   4.89   4.46        88   16.79   15.16
21   3.38   3.27        55   4.99   4.54        89   17.66   16.05
22   3.40   3.29        56   5.09   4.62        90   18.58   17.00
23   3.42   3.31        57   5.20   4.71        91   19.56   17.98
24   3.44   3.32        58   5.32   4.80        92   20.61   19.01

25   3.46   3.34        59   5.44   4.90        93   21.74   20.08
26   3.48   3.36        60   5.57   5.00        94   22.97   21.18
27   3.51   3.38        61   5.71   5.11        95   24.29   22.34
28   3.53   3.40        62   5.86   5.23        96   25.73   23.55
29   3.56   3.42        63   6.02   5.36        97   27.30   24.84
30   3.59   3.44        64   6.20   5.49        98   29.05   26.25
31   3.62   3.46        65   6.38   5.64        99   30.99   27.82
32   3.65   3.49        66   6.58   5.79       l00   33.16   29.59
33   3.68   3.51        67   6.79   5.95

                           BASIS OF CALCULATIONS


GENERAL ACCOUNT CALCULATIONS

The 1983a Individual Annuity Mortality Table will be used to establish the reserves and Cash Values of the General Account.

The reserves under this Contract are not less than the minimum required by the insurance laws of the State in which this Contract has been issued. A detailed statement of the method of calculation of reserves has been filed with the insurance official of the State in which the Contract is delivered.

VARIABLE ANNUITY ACCOUNT CALCULATIONS

The method used in computing reserves and Cash Values in the Variable Annuity Account is in accordance with actuarial procedures that recognize the variable nature of the Account.
                                                                         Page 22

                      CALCULATION OF ACCUMULATED VALUE


HOW ACCUMULATED VALUE IS CALCULATED

On the Effective Date, the Accumulated Value equals the initial net premium. The Accumulated Value of the Contract can thereafter be determined on each Valuation Date as follows:

     a)   The  Accumulated  Value  on  the  prior  Valuation  Date;  plus

     b) The sum of the following (which may be positive or negative for the Valuation Period):

          1) The total net investment experience of the Contract's value in the elected subaccount(s). For each subaccount, the net investment experience is the Contract's value in the subaccount as of the prior Valuation Date times the percentage change in the net asset value of the shares of the designated fund. It is adjusted for any distributions made during the Valuation Period;

          2)   Interest  on  the  Contract's  value  allocated  to  the  General
               Account;

          3) Any charge for tax liability resulting from assets held by the Variable Annuity Account;

          4)   Contract  Administration  Charges;

          5)   Mortality  and  Expense  Risk  Charges;

          6)   Any  Records  Maintenance  Charge

          7)   Premiums  received  less  premium  taxes  deducted;  and

          8)   Any  charge  for  transfers.

ACCOUNTING PROCEDURES:

The  Contract's value in the General Account is maintained in dollars and cents.

The Contract's value in each subaccount is maintained in units. A unit value is determined for each Valuation Date. The Contract's value in any subaccount is the number of units times the unit value.

Changes in the net asset value of the designated fund, distributions of the fund, and tax charges, if any, with respect to a fund for the Valuation Period are taken into account in computing the unit value for each subaccount.

Administration Charges and Mortality and Expense Risk Charges are accounted for by a deduction each Valuation Period from the unit values.

All additions to or deductions from a subaccount are made on the basis of the unit value as of the end of the Valuation Period for which the transaction is to be effective.

                   INDIVIDUAL RETIREMENT PROVISION


If requested on the Application, this Contract may be used as a means of establishing an Individual Retirement Annuity as defined in Section 408(b) of the Internal Revenue Code. To ensure favorable tax treatment if such a selection is made, this Contract will be subject to the following restrictions:

     a)   The  Owner  must  be  the  Annuitant.

     b) The Owner may not name a new Owner or a Contingent Owner to this Contract.

     c) Annuity Payments must begin no later than April 1 following the calendar year in which the Annuitant attains age 70-1/2.

     d) An Annuity Payment schedule may not be elected with a Period Certain which will guarantee Annuity Payments beyond the life expectancy of the Annuitant and Beneficiary.

     e) The Contract may not be transferred, sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as a surrender to the Company.

     f) Premiums, other than qualified rollover contributions, are limited to the amount allowed in Section 408(b) of the Internal Revenue Code.

Annuity payments may not begin before the Annuitant attains the age of 59-1/2 without incurring a penalty tax except in the situations described in Section 72(t) of the Internal Revenue Code.

Notwithstanding the provisions of this Contract, the above restrictions will apply if this provision is applicable.


                                                       SINGLE PREMIUM VARIABLE
                                                          DEFERRED ANNUITY

          Right to Make Additional Premium Payments Under Limited Conditions. We Will Pay an Annuity Subject to
          the Provisions of this Contract Beginning on the Maturity Date Specified on Page 2. The Cash Value May
            Increase or Decrease in Accordance With the Experience of the Separate Account. Death Benefits are
          Provided Under this Contract Prior to the Maturity Date. Annuity Benefits Are Not Guaranteed as to Dollar
               Amounts Prior to the Maturity Date. Annuity Income Options Are Available. Nonparticipating
          10-Day Right to Examine Contract - You may return this Contract to Us or to our Agent for any reason within ten days after it is received. Upon receipt of the Contract, We will return the premium plus or minus any investment experience. The Contract will be void as of the Contract Date.
       If You have any questions concerning this Contract or if anyone suggests that You change or replace this Contract, please contact your Charter National Life Agent or the Home Office of the Company.

                                             CHARTER NATIONAL LIFE INSURANCE COMPANY
                                        8301 MARYLAND AVENUE o SAINT LOUIS, MISSOURI 63105
